Filed Pursuant to Rule 433

Registration No. 333-145691-01

November 6, 2008

ATLANTIC CITY ELECTRIC

COMPANY

$250,000,000

First Mortgage Bonds, 7.75% Series due November 15, 2018

Issuer:	Atlantic City Electric Company
Issue:	First Mortgage Bonds, 7.75% Series due November 15, 2018
Ratings:*	A3 (negative)/A- (stable)/A- (stable) (Moody’s/S&P/Fitch)
Offering Size:	$250,000,000
Coupon:	7.75%
Trade Date:	November 6, 2008
Settlement Date:	November 14, 2008 (T+5)
Stated Maturity:	November 15, 2018
Initial Public Offering Price:	99.541% per Bond
Proceeds to Issuer (before expenses):	$247,227,500
Yield to Maturity:	7.817%
Benchmark Treasury:	4.000% due August 2018
Benchmark Treasury Yield:	3.692%
Spread to Benchmark Treasury:	+ 412.5 bps
Optional Redemption:	Make-whole call, 50 bps spread over U.S. Treasuries
Interest Payment Dates:	May 15 and November 15 of each year, commencing on May 15, 2009
CUSIP Number:	048303CD1
Book-runners:	J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated Greenwich Capital Markets, Inc.

* A security rating is not a recommendation to buy, sell or hold securities and should be evaluated independently of any other rating. The rating is subject to revision or withdrawal at any time by the assigning rating organization.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 or Greenwich Capital Markets, Inc. toll-free at 1-866-884-2071.